As filed with the Securities and Exchange Commission on December 5, 2011

Registration No. 333-147087

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COINSTAR, INC.

(Exact name of Registrant as specified in its charter)

Delaware	94-3156448
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1800 114th Avenue S.E.

Bellevue, Washington 98004

(Address of principal executive offices, including zip code)

COINSTAR, INC.

1997 AMENDED AND RESTATED EQUITY INCENTIVE PLAN

(Full title of the plan)

Paul D. Davis

Chief Executive Officer

Coinstar, Inc.

1800 114th Avenue S.E.

Bellevue, Washington 98004

(425) 943-8000

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Andrew Bor

Perkins Coie LLP

1201 Third Avenue, Suite 4800

Seattle, Washington 98101-3099

(206) 359-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 filed by the Registrant on November 1, 2007 (File No. 333-147087) (the “Registration Statement”) is being filed for the purpose of deregistering 868,739 shares of the Registrant’s Common Stock that were originally registered for issuance under the Registrant’s 1997 Amended and Restated Equity Incentive Plan (the “Prior Plan”).

On June 1, 2011, the stockholders of the Registrant approved the Registrant’s 2011 Incentive Plan (the “Plan”) and, in connection therewith, no further awards will be made under the Prior Plan. The maximum number of shares of Common Stock reserved and available for issuance under the Plan includes 600,000 shares, plus (a) 1,363,103 shares available for issuance but not subject to outstanding awards under the Prior Plan as of June 1, 2011, the effective date of the Plan, and (b) shares subject to outstanding awards under the Prior Plan on June 1, 2011 that cease to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in shares), up to an aggregate maximum of 2,985,055 shares. As of November 25, 2011, 105,636 shares had ceased to be subject to awards under the Prior Plan and had become available for issuance under the Plan. Accordingly, the Registrant hereby deregisters 868,739 shares (the “Carryover Shares”) that have not and will not be issued under the Prior Plan, but which instead are available for issuance under the Plan. The Registration Statement will remain in effect to cover potential issuances of shares pursuant to the terms of outstanding awards thereunder. If any shares subject to those outstanding awards under the Prior Plan subsequently become available for issuance under the Plan, one or more future post-effective amendments to the Registration Statement will be filed to deregister such shares under the Registration Statement.

Contemporaneously with the filing of this Post-Effective Amendment No. 1 to the Registration Statement, the Registrant is filing a Registration Statement on Form S-8 to register, among other shares, the Carryover Shares authorized for issuance pursuant to the Plan.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 8.	EXHIBITS

Exhibit No.	Description

24.1	Power of Attorney (see signature page)

II-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on the 5th day of December, 2011.

COINSTAR, INC.

/s/ Paul D. Davis
By:	Paul D. Davis Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Paul D. Davis, J. Scott Di Valerio, and Donald R. Rench, or any of them, his or her attorneys-in-fact, with the power of substitution, for him or her in any and all capacities, to sign any amendments to the Registration Statement or this Post-Effective Amendment No. 1 to the Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated below on the 5th day of December, 2011.

Signature	Title

/s/ Paul D. Davis	Chief Executive Officer and Director
Paul D. Davis	(Principal Executive Officer)

/s/ J. Scott Di Valerio	Chief Financial Officer
J. Scott Di Valerio	(Principal Financial Officer)

/s/ Saul M. Gates	Chief Accounting Officer
Saul M. Gates	(Principal Accounting Officer)

/s/ Deborah L. Bevier	Chair of the Board
Deborah L. Bevier

/s/ Arik A. Ahitov	Director
Arik A. Ahitov

/s/ Nelson C. Chan	Director
Nelson C. Chan

/s/ David M. Eskenazy	Director
David M. Eskenazy

/s/ Robert D. Sznewajs	Director
Robert D. Sznewajs

/s/ Ronald B. Woodard	Director
Ronald B. Woodard

INDEX TO EXHIBITS

Exhibit No.	Description

24.1	Power of Attorney (see signature page)